Exhibit 35.6

COMPLIANCE CERTIFICATE

BANCTEC, INC.

DISCOVER CARD MASTER TRUST I

The undersigned, a duly authorized representative of BancTec, Inc. (“BancTec”), pursuant to Services Agreement, dated as of September 30, 2008 (as amended, restated, supplement or otherwise modified as of the date hereof, the “Services Agreement”) by and between DB Servicing Corporation (assignee of DFS Services LLC) and BancTec, Inc., hereby certifies that:

(a)	a review of the activities of BancTec, during the period from December 1, 2010 to November 30, 2011, and of its performance under the Services Agreement was made under my supervision; and

(b)	to the best of my knowledge, based on such review, BancTec has fulfilled all its obligations in all material respects under the Services Agreement throughout the period from December 1, 2010 to November 30, 2011.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 21st day of February, 2012.

By:	/s/ Maria L. Allen

Name: Maria L. Allen

Title: Sr. Vice President and

President, Americas